Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 31, 2008, Northern New England Spinco Inc. (“Spinco”), a subsidiary of Verizon Communications Inc. (“Verizon”), was spun off from Verizon (the “Spin-Off”) and merged with and into FairPoint Communications, Inc. (“FairPoint”) (collectively, the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of January 15, 2007, by and among FairPoint, Verizon and Spinco, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 20, 2007, Amendment No. 2 to Agreement and Plan of Merger, dated as of June 28, 2007, Amendment No. 3 to Agreement and Plan of Merger, dated as of July 3, 2007, Amendment No. 4 to Agreement and Plan of Merger, dated as of November 16, 2007, and Amendment No. 5 to Agreement and Plan of Merger, dated as of February 25, 2008, in each case, by and among the FairPoint, Verizon and Spinco.

The Merger was consummated as follows: Spinco merged with and into FairPoint, with FairPoint continuing as the surviving corporation. Pursuant to a Distribution Agreement, dated January 15, 2007, as amended, (the “Distribution Agreement”), between Verizon and Spinco, (i) Verizon and its subsidiaries (other than Cellco Partnership doing business as Verizon Wireless) (collectively, the “Verizon Group”) effected the transfer of specified assets and liabilities of the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states to Spinco and entities that became Spinco subsidiaries (the “Contribution”), (ii) in exchange for the Contribution, Spinco issued additional shares of Spinco common stock to the Verizon Group, made a special cash payment of $1,160 million to the Verizon Group and issued an aggregate principal amount of $551 million of 13-1/8% Senior Notes due 2018 (the “Spinco Securities”) to the Verizon Group and (iii) Verizon distributed to a third-party distribution agent for the benefit of its stockholders all of the shares of Spinco common stock. At the Spin-Off, the Verizon Group also contributed approximately $316 million in cash to Spinco in addition to the amount of working capital that the Verizon Group was required to contribute pursuant to the Distribution Agreement as in effect prior to amendment No. 5 thereto. Verizon exchanged the Spinco Securities with Banc of America Securities LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (the “Selling Securityholders”) for certain outstanding debt obligations of Verizon, and the Selling Securityholders sold the Spinco Securities (collectively, the “Transactions”).

In connection with the Merger, FairPoint and Spinco entered into a new senior secured credit facility (the “New Credit Facility”) in an aggregate principal amount of $2.03 billion consisting of (i) a non-amortizing revolving facility of $200 million with a six-year term (the “Revolving Credit Facility”); (ii) a term loan A facility of $500 million with a six-year maturity (the “Term Loan A Facility”); (iii) a term loan B facility of $1,130 million with a seven-year maturity (the “Term Loan B Facility” and, together with Term Loan A Facility, the “New Term Loan”); and (iv) a $200 million delayed draw term loan with a seven-year maturity available to be drawn until the first anniversary of the Merger (the “Delayed Draw Term Loan”). Spinco borrowed $1,160 million under the New Term Loan immediately prior to the Spin-Off in order to make the special cash payment to the Verizon Group in connection with the Spin-Off and FairPoint borrowed $470 million under the New Term Loan and $5 million under the Delayed Draw Term Loan concurrently with the closing of the Merger. FairPoint used these borrowings, together with cash on hand at Spinco, to repay in full all outstanding loans under the existing credit facility, which consisted of a term loan facility and revolving loan facility (collectively, the “Existing Credit Facility”) and $4 million of other outstanding indebtedness. FairPoint’s borrowings under the New Credit Facility were also used to pay fees and expenses relating to the Merger.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2007 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2007 are based on the historical financial statements of FairPoint included in FairPoint’s annual report on Form 10-K for the year ended December 31, 2007 and the historical financial statements of the local exchange business and related landline activities in Maine, New Hampshire and Vermont (the “Northern New England business”) (See Exhibit 99.2 included in this Current Report on Form 8-K). The unaudited pro forma condensed combined financial statements give effect to the Transactions based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting as if the Transactions had been completed as of January 1, 2007 for purposes of the condensed combined statement of income and on December 31, 2007 for purposes of the condensed combined balance sheet.

The unaudited pro forma condensed combined financial statements present the combination of historical financial statements of FairPoint and the Northern New England business adjusted to give effect to (1) the transfer of certain assets and liabilities from and to Verizon, Spinco and entities that will become Spinco’s subsidiaries immediately prior to the Spin-Off that are not included in the Northern New England business’s historical balance sheet as of December 31, 2007, (2) the issuance of $2.1 billion of long-term debt by Spinco and FairPoint as further discussed in Notes (k) and (l) below, (3) the Spin-Off of Spinco to Verizon stockholders through a tax-free stock dividend, the special cash payment by Spinco to the Verizon Group in an amount not to exceed the Verizon Group’s tax basis in Spinco and the issuance by Spinco of certain of its debt securities to the Verizon Group, as further discussed in Note (k) below, (4) the Merger of Spinco with and into FairPoint (see Note (o) below) and (5) the effect of certain conditions imposed by state regulatory authorities in Maine, New Hampshire and Vermont in their orders issued on February 1, 2008, February 15, 2008 and February 25, 2008, respectively (the “State regulatory Orders”) approving the Spin-Off and the Merger.

The unaudited pro forma condensed combined financial statements were prepared using (1) the audited combined financial statements of the Northern New England business as of and for the year ended December 31, 2007 (See Exhibit 99.2 included in this Current Report on Form 8-K) and (2) the audited consolidated financial statements of FairPoint as of and for the year ended December 31, 2007 included in FairPoint’s annual report on Form 10-K for the year ended December 31, 2007.

          Although FairPoint issued approximately 54 million shares of its common stock to effect the Merger with Spinco, the business combination will be accounted for as a reverse acquisition with Spinco considered the accounting acquirer. As a result, the fair value of FairPoint’s common stock issued and outstanding as of the date of the Merger will be allocated to the underlying tangible and intangible assets and liabilities of FairPoint based on their respective fair values, with any excess allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair value of the tangible and intangible assets and liabilities of FairPoint. Certain assumptions have been made with respect to the fair value of identifiable intangible assets as more fully described in the accompanying notes to the unaudited pro forma condensed combined financial statements. FairPoint has commenced the appraisals necessary to arrive at the fair value of its assets and liabilities to be acquired by Spinco for accounting purposes and the related allocations of purchase price. Once we have completed the appraisals necessary to finalize the required purchase price allocation after the closing of the Merger, the final allocation of purchase price will be determined. The final purchase price allocation, based on third-party appraisals, may be different than that reflected in the pro forma purchase price allocation, and this difference may be material.

FairPoint, with the assistance of Verizon prior to the closing of the Merger and during the term of the Transition Services Agreement, dated as of January 15, 2007, by and among the FairPoint, Northern New England Telephone Operations Inc. (subsequently renamed Northern New England Telephone Operations LLC), Enhanced Communications of Northern New England Inc. (both of which will be operating subsidiaries of Spinco) and Verizon Information Technologies LLC (the “Transition Services Agreement”) and Capgemini U.S. LLC (“Capgemini”) during the term of the Master Services Agreement, dated as of January 15, 2007, which was amended on July 6, 2007 and February 25, 2008 between Capgemini and FairPoint, is developing a plan to integrate the operations of FairPoint and Spinco after the Merger. Many of the Northern New England business’s rural and small urban markets are similar to those in the 18 states in which FairPoint conducts its current operations. As a result, FairPoint expects to fully integrate its business into that of Spinco, and will report FairPoint’s operations with those of Spinco. FairPoint will continue focusing on the strategy of selling enhanced services to current customers, including broadband services, and increasing average revenue per line through a combination of new service offerings and bundling of various services. FairPoint will focus on the generation of sufficient cash flows to fund: interest payments on the long-term debt being issued, as further discussed in Notes (k) and (l) below, and, to a lesser degree, reduction of that debt; working capital requirements; employee benefit plan obligations; capital expenditures necessary to maintain and enhance the network; and payment of dividends pursuant to the policy established by FairPoint’s board of directors. Currently, FairPoint’s management believes that they will generate sufficient cash flows from operations to fund all of these payments.

In connection with the plan to integrate the operations of FairPoint and Spinco, FairPoint’s management anticipates that certain non-recurring charges, such as certain costs associated with the Transition Services Agreement, systems implementation costs, recruiting, hiring and relocation expenses, and branding and signage costs, will be incurred in connection with this integration. FairPoint’s management cannot identify the timing, nature and amount of these charges as of the date of the closing of the Merger. However, these charges could affect the combined results of operations of FairPoint in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the Transaction, nor do they contain any costs associated with the Transition Services Agreement as they are non-recurring in nature. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the Transaction, nor do they include any potential incremental costs due to the separation of the Northern New England business from Verizon or any delay in completing the integration with FairPoint.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the combined results of FairPoint’s operations or financial condition that would have been reported had the Merger been completed as of the date presented, and should not be taken as representative of FairPoint’s future consolidated results of operations or financial condition after the Merger. In the opinion of FairPoint’s management, all adjustments considered necessary for a fair presentation have been included. As noted above, no adjustment has been included in the unaudited pro forma condensed combined financial statements for any anticipated cost savings or other synergies that FairPoint expects to result from the Merger. The assumptions reflected in the unaudited pro forma condensed combined financial statements are subject to change as a result of market conditions or other factors not presently known by FairPoint’s management.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2007

		Additional
	Verizon’s Maine,	Transfers
	New Hampshire &	of Assets and				Cash				Pro Forma
	Vermont Operations,	Liabilities		Incurrence		Payment		Spinco, as	FairPoint	Add (Deduct)
	as Reported	from/to Verizon		of New Debt		to Verizon		Adjusted	as Reported	Adjustments		Combined
	(in millions)

ASSETS
Current assets:
Cash and short term investments	$37	(37	)(a)	1,160	(k)	(1,160	)(k)	276	3	(236	)(1)	$43
		276	(b)
Restricted cash	—	81	(c)	—		—		81	—	—		81
Current receivables, net	160	—		—		—		160	30	—		190
Accounts receivable from affiliates	19	—		—		—		19	—	—		19
Prepaid and other	25	—		—		—		25	9	—		34
Deferred income tax, net	10	13	(i)	—		—		23	4	5	(p)	32

Total current assets	251	333		1,160		(1,160)		584	46	(231)		399

Property, plant, and equipment, net	1,628	—		—		—		1,628	269	—		1,897
Goodwill	—	—		—		—		—	499	(499	)(m)	601
										601	(o)
Investments	—	—		—		—		—	7	—		7
Intangible assets, net	2	(2	)(e)	—		—		—	12	(12	)(m)	170
										170	(o)
Prepaid pension asset	37	2	(f)	—		—		39	—	—		39
Debt issue costs, net	—	—		—		—		—	7	(7	)(m)	25
										25	(l)
Deferred income tax, net	—	—		—		—		—	56	(56	)(p)	—
Other	20	—		—		—		20	1	—		21

Total assets	$1,938	333		1,160		(1,160)		2,271	897	(9)		$3,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59	(4	)(g)	—		—		51	35	—		$86
		(4	)(h)			—		—
Accounts payable to affiliates	117	(12	)(h)	—		—		105	—	—		105
Dividend payable	—	—		—		—		—	14	—		14
Other current liabilities	47	12	(c)	—		—		79	19	—		98
		20	(d)
Accrued interest payable	—	—		—		—		—	1	(1	)(l)	—
Current portion of long-term debt	—	—		—		—		—	1	(1	)(l)	—
Interest rate swaps	—	—		—		—		—	7	—		7
Current portion of capital lease obligations	2	—		—		—		2	—	—		2

Total current liabilities	225	12		—		—		237	77	(2)		312

Long-term liabilities:
Long-term debt, net of current portion	—	—		1,711	(k)	—		1,711	624	26	(l)	2,125
										(236	)(l)
Capital lease obligations	10	—		—		—		10	—	—		10
Employee benefit obligations	409	(182	)(f)	—		—		213	—	—		213
		(14	)(g)
Deferred income taxes, net	141	79	(i)	—		—		220	—	(20	)(p)	200
Interest rate swaps	—	—		—		—		—	27			27
Unamortized investment tax credits	6			—		—		6	—	—		6
Other liabilities	27	20	(c)	—		—		47	7	—		54

Total long-term liabilities	593	(97)		1,711		—		2,207	658	(230)		2,635

Stockholders’ equity:
Common stock	—	—		—		—		—	—	1	(o)	1
Parent company investment	1,120	488	(j)	(551	)(k)	(1,057	)(k)	—	—	—		—
Additional paid-in capital	—	—		—		(103	)(k)	(103)	478	(478	)(n)	281
										384	(o)
Accumulated other comprehensive income (loss), net	—	(70	)(f)	—		—		(70)	(10)	10	(n)	(70)
Accumulated deficit	—	—		—		—		—	(306)	306	(n)	—

Total stockholders’ equity (deficit)	1,120	418		(551)		(1,160)		(173)	162	223		212

Total liabilities and stockholders’ equity	$1,938	333		1,160		(1,160)		2,271	897	(9)		$3,159

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Income
For The Year Ended December 31, 2007

	Verizon’s Maine,	Adjustments/
	New Hampshire &	Elimination				Pro Forma
	Vermont Operations,	of Affiliate		Spinco, as	FairPoint	Add (Deduct)
	as Reported	Balances		Adjusted	as Reported	Adjustments		Combined
	(in millions, except per share data)

Revenues	$1,197	(4	)(q)	$1,192	$283	—		$1,475
		(1	)(r)

Operating expenses:
Operating expenses, excluding depreciation and amortization					218	(218	)(bb)	—
Cost of services and sales, excluding depreciation and amortization	556	(4	)(q)	519	—	98	(bb)	617
		(1	)(r)
		(32	)(s)
Selling, general and administrative expense	289	(10	)(s)	279	—	120	(bb)	347
						(52	)(z)
Depreciation and amortization	233	—		233	51	14	(v)	298
Gain on sale of operating assets	—	—		—	(2)	—		(2)

Total operating expenses	1,078	(47)		1,031	267	(38)		1,260

Income from operations	119	42		161	16	38		215

Other income (expense):
Interest expense	(70)	69	(t)	(1)	(40)	(196	)(y)	(200)
						(3	)(y)
						40	(y)
Interest and dividend income	—	—		—	1	—		1
Net gain on sale of investments and other assets					50	(46	)(w)	4
Loss on derivative instruments	—	—		—	(17)	17	(x)	—
Equity in net earnings of investees	—	—		—	5	(5	)(w)	—
Other nonoperating, net	3	—		3	—	—		3

Total other expense	(67)	69		2	(1)	(193)		(192)

Income before income taxes	52	111		163	15	(155)		23
Income tax (expense) benefit	(19)	(46	)(u)	(65)	(9)	63	(aa)	(11)

Net income	$33	65		$98	$6	(92)		$12

Basic weighted average shares outstanding*					34.7	54.0	(cc)	88.7
Diluted weighted average shares outstanding					35.0	54.0	(cc)	89.0
Basic earnings per common share:
Continuing operations					$0.16			$0.14
Diluted earnings per common share:
Continuing operations					$0.16			$0.13

*	Spinco currently has 1,000 shares of outstanding stock. Prior to the Spin-off and the Merger, Spinco effected a reclassification of the outstanding shares of its common stock into additional outstanding shares of its common stock. All of these shares were then converted into shares of FairPoint common stock in the Merger. No earnings per share calculations have been provided related to Spinco

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Immediately prior to March 31, 2008 (the “Effective Date”), the Verizon Group contributed or caused to be contributed to Spinco and entities that became Spinco’s subsidiaries selected assets, selected liabilities and parent funding as reported related to Verizon’s wireline operations in Maine, New Hampshire and Vermont. The amounts of the contributed assets and liabilities reflected in the pro forma condensed combined balance sheet have been based upon the December 31, 2007 carrying values and are subject to change.

Balance Sheet

(a)  This adjustment reflects the removal of short-term investments of $37 million associated with the cash equivalents held in trust to pay for certain employee benefits. These assets were not contributed to Spinco or its subsidiaries.

(b)  This adjustment of $276 million reflects an additional working capital contribution to Spinco required by the State Regulatory Orders of $235.5 million, calculated before the adjustment to other current liabilities discussed in Note (c) below, in addition to the initial target working capital of $50.5 million, without giving effect to any adjustments which might be required under the Distribution Agreement. Pursuant to the Distribution Agreement, if the actual working capital amount transferred to Spinco by the Verizon Group in the Spin-Off is less than the $50.5 million initial target working capital amount, then Verizon will pay FairPoint the difference between the actual working capital amount and the target working capital amount. If the actual working capital transferred to Spinco by Verizon in the Spin-Off exceeds the target working capital amount set forth in the Distribution Agreement, then FairPoint will pay to Verizon the difference between the actual working capital amount and the target working capital amount.

(c)  This adjustment reflects a requirement that FairPoint will set aside (i) with a neutral administrator, $6.7 million to be used by FairPoint to cover the anticipated cost to remove double poles in Vermont and $25 million to be used by FairPoint for making service quality improvements under a performance enhancement plan in Vermont, and (ii) $49 million to be used by FairPoint for network improvements in New Hampshire, in each case using funds provided by the Verizon Group.

(d)  This adjustment reflects the estimated costs associated with the preparation, printing and delivery of Spinco’s registration statement on Form 10, as well as the costs of printing an information statement/prospectus and mailing it to Verizon’s stockholders and other related fees and expenses, which are currently estimated to be $20 million.

(e)  This adjustment of $2 million reflects the removal of net intangible assets associated with the Northern New England business’s non-network software. Certain internally developed software intangible assets of Verizon are allocated to the various operating companies in the normal course of business. These assets were not contributed to Spinco or its subsidiaries, and FairPoint will be replacing these assets with new software.

(f)  This adjustment reflects the elimination of the portion of the pension and post-employment benefit (“OPEB”) liability that was not transferred to Spinco. The $2 million prepaid pension asset adjustment relates to additional assets transferred to Spinco by the Verizon Group to fully fund the pension obligations of the active employees continuing with Spinco as part of the Spin-Off and the Merger. The $182 million adjustment to the employee benefit obligation liability reflects the reduction in the liability related to retirees which will be retained by the Verizon Group. The $70 million adjustment is related to the funded status of the pension and OPEB plans pertaining to active employees who will continue as employees of Spinco.

These adjustments are based on a preliminary actuarial evaluation obtained from a third party. The final actuarial evaluation completed at the time of the Spin-Off may be different from that reflected in the pro forma numbers. This difference may be material.

(g)  This adjustment reflects the removal of current accrued severance liability of $4 million, non-current accrued severance liability of $8 million, executive income deferral plan and stock-based compensation of $3 million and long-term disability liabilities of $3 million. These liabilities will not be transferred to Spinco.

(h)  This adjustment reflects the removal of accounts payable balance of $16 million associated with VLD, VOL and VSSI operations that will not be transferred to Spinco.

(i)  This adjustment reflects the income tax impact of the adjustments described above.

(j)  To reflect the transfer of assets and liabilities from/to Verizon to give effect to the terms of the Spin-Off. This adjustment reflects the total adjustment necessary to parent funding to give effect to adjustments discussed in Notes (a) through (i) above.

(k)  In connection with the Spin-Off and prior to the Merger with FairPoint, Spinco borrowed $1,160 million through the New Credit Facility and incurred $551 million of indebtedness through the issuance to the Verizon Group of unsecured debt securities in a private placement for a total of $1.7 billion. Proceeds from the New Credit Facility were used to make a cash payment to the Verizon Group in the amount of $1,160 million.

(l)  Immediately following the Merger, FairPoint repaid with available cash on hand (including $236 million of Spinco working capital) FairPoint’s current portion of long-term debt of $1 million and long-term debt of $624 million at December 31, 2007 under FairPoint’s Existing Credit Facility with new debt of approximately $414 million (which includes $25 million of debt issuance costs associated with the issuance of the long-term debt that FairPoint expects to capitalize). In addition, FairPoint paid approximately $1 million in accrued interest on its outstanding debt. The following table presents FairPoint’s estimated long-term debt outstanding immediately following the Merger on a pro forma basis (in millions):

Bank debt of FairPoint following the Merger:
Senior secured 6-year Revolving Credit Facility, variable rate and unused fee of 0.375%(1)	$—
Senior secured Term Loan A Facility — 6-year maturity, variable rate(2)	500
Senior secured Term Loan B Facility — 7-year maturity, variable rate(2)	1,074
Senior secured 12-month Delayed Draw Term Loan — 7-year maturity, variable rate and unused fee of 0.75%(3)	—

Total bank debt	1,574
Spinco Securities, fixed rate	551

Total bank debt and Spinco Securities	2,125
Current portion of long-term debt	—

Total long-term debt	$2,125

(1)	Assumes the entire balance of $200 million is unused at March 31, 2008 (the “Closing Date”).

(2)	The interest on a portion of the senior secured term loan debt is expected to be fixed through the use of interest rate swap agreements. The total fixed portion was assumed to be $540 million as of December 31, 2007.

(3)	Assumes the entire amount available of $200 million is unused at the date of closing, although FairPoint may draw under such facility in the next 12 months to the extent necessary to fund expenses and capital expenditures.

The New Term Loan will consist of $1,160 million borrowed at Spinco plus $414 million borrowed to refinance existing FairPoint debt and to pay debt issuance costs. The $551 million in Spinco Securities represents the debt securities to be issued to the Verizon Group as discussed in Note (k) above.

The above table presents FairPoint’s total pro forma long-term debt obligations.

The weighted average blended interest rate for the newly issued debt is 9.1%. A change in the weighted average interest rate of .125% would change FairPoint’s annual interest expense by $1 million.

(m)  This adjustment is to eliminate as of the Merger date the recorded values of FairPoint’s goodwill of $499 million and customer list of $12 million and to write-off FairPoint’s remaining unamortized debt issuance costs of $7 million.

(n)  This adjustment is to eliminate FairPoint’s additional paid in capital of $478 million, accumulated other comprehensive loss of $10 million and accumulated deficit accounts of $306 million as of March 31, 2008.

(o)  This adjustment represents the estimated purchase price allocation as of December 31, 2007. For purposes of determining the purchase price allocation, the fair value of all tangible and intangible assets and liabilities of FairPoint were estimated at December 31, 2007. The allocation of purchase price was as follows (in millions):

Consideration:
Value of FairPoint shares issued and outstanding at December 31, 2007(1)	$385

Total	385

Allocated to:
Current assets (excluding investment held for sale and deferred taxes)	42
Deferred income tax assets, net	29
Property, plant and equipment	269
Investments	7
Identifiable intangible assets(2)	170
Other assets	1
Repayment of FairPoint debt	(625)
Current liabilities acquired	(75)
Other long-term liabilities acquired	(34)

Goodwill(3)	$601

(1)	The value of FairPoint’s common stock was calculated on the basis of (1) 35,264,945 shares outstanding as of March 25, 2008 and (2) the closing price of FairPoint’s common stock on March 25, 2008 of $10.91. The final value of shares of FairPoint’s common stock will be based on the actual number of shares outstanding and the closing price of FairPoint’s stock as of the effective time of the Merger.

(2)	The identifiable intangibles consisted of (1) value assigned to FairPoint’s customer relationships as of December 31, 2007 of $165 million and (2) value assigned to FairPoint’s franchise rights as of December 31, 2007 of $5 million. For purposes of preparing the unaudited pro forma condensed combined statement of income, FairPoint expects to amortize the fair value of the customer relationships on a straight-line basis over its average estimated life of 10 1/2 years. The franchise rights have been classified as indefinite lived intangible assets and are not subject to amortization because FairPoint expects both the renewal by the granting authorities and the cash flows generated from the franchise rights to continue indefinitely.

(3)	Goodwill of $601 million represents the excess of the purchase price of the acquired business over the fair value of the underlying identifiable net tangible and intangible assets at December 31, 2007. The preliminary allocation of value to the intangible assets was based on assumptions as to the fair value of customer relationships and franchise rights. These values were determined by use of a market approach, which seeks to measure the value of assets as compared to similar transactions in the marketplace. A third-party valuation firm will be retained to determine current fair values for the customer relationships (computed on a per customer basis) and franchise rights licenses from publicly available data for similar transactions in the wireline industry. These valuations are preliminary and do not necessarily represent the ultimate fair value of such assets that will be determined by an independent valuation firm subsequent to the consummation of the Merger.

(p)  This adjustment is to record the incremental deferred taxes required under SFAS No. 109, “Accounting for Income Taxes,” for the difference between the revised book basis, i.e., fair value, of FairPoint’s assets other than goodwill and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. Because certain of the identifiable intangible assets recognized in the purchase price allocation had no tax basis at the time of the transaction, a deferred tax liability has been recognized for the difference in book and tax basis of the identifiable intangible assets. The pro forma adjustment to deferred income taxes was based on Spinco’s statutory tax rate of 40.4% percent. For presentation purposes, long-term deferred tax assets have been netted against long-term deferred tax liabilities, resulting in a net long-term deferred tax liability.

Statement of Income

(q)  This adjustment reflects revenues and related expenses associated with voice over Internet protocol (“VOIP”) and wireless directory assistance services which were not contributed to Spinco. For the year ended December 31, 2007, the Northern New England business recorded approximately $4 million in revenue and $4 million in expenses associated with VoIP and wireless directory assistance services.

(r)  This adjustment reflects revenues and related expenses associated with customers of VSSI-CPE that were not transferred to Spinco.

(s)  This adjustment reflects the elimination of the pension and OPEB expense of $42 million for the year ended December 31, 2007 that were not transferred to Spinco. The adjustment was determined based on an actuarial study of active employees who will continue as employees of Spinco.

(t)  This adjustment reflects the removal of allocated interest expense of $69 million recorded by the Northern New England business in the year ended December 31, 2007 associated with affiliate notes payables and long-term debts held by the Companies.

(u)  This adjustment reflects the income tax impact on adjustments described above.

(v)  This adjustment reflects the amortization of the finite-lived identifiable intangible assets recorded in this transaction as previously described in Note (o)(2) above. For purposes of determining the amount of the adjustment, the estimated life of FairPoint’s customer relationships was assumed to be 10 1/2 years and amortization expense is $16 million for the year ended December 31, 2007. In conjunction with the adjustment related to the year ended December 31, 2007, $2 million of amortization expense is eliminated as it was associated with pre-Merger intangible assets.

(w)  The adjustment to equity in net earnings of investors and net gains on sale of investments includes the elimination of FairPoint’s equity in net earnings of investors in Orange County — Poughkeepsie Limited Partnership. This investment was eliminated as a result of a separate but related agreement between FairPoint, Cellco Partnership and Verizon Wireless — East by which in April 2007, FairPoint sold its investment to Verizon Wireless and another third party for $55 million.

(x)  This adjustment reflects the removal of losses recognized on derivative instruments of $17 million for the year ended December 31, 2007 related to forward starting interest rate swap agreements which were contingent upon completion of the Merger.

(y)  This adjustment is to record (1) the estimated interest expense for the year ended December 31, 2007 recognized on FairPoint’s newly issued debt as calculated below, (2) the amortization of capitalized debt issuance costs associated with the newly issued debt as computed below, and (3) elimination of interest expense and amortization of debt issuance costs related to the debt of FairPoint that was repaid upon consummation of the Merger as discussed in Note (l) above.

Calculation of estimated interest expense for the year ended December 31, 2007 for FairPoint’s newly issued debt is as follows (in millions):

Senior secured 6-year Revolving Credit Facility	$1
Senior secured Term Loan A Facility — 6-year maturity	38
Senior secured Term Loan B Facility — 7-year maturity	83
Senior secured 12-month Delayed Draw Term Loan — 7-year maturity	2
Spinco Securities	72

Total interest expense	$196

The weighted average blended interest rate for the newly issued debt is 9.1%. A change in the weighted average interest rate of .125% would change annual interest expense by $1 million. Refer to Note (l) above for more information regarding the newly issued debt.

FairPoint incurred debt issuance costs associated with the new debt. Debt issuance costs are amortized over the life of the related debt. The amortization expense is expected to be $3 million per year.

A summary of the effects of the adjustments on interest expense are as follows (in millions):

Estimated interest expense related to our newly issued debt (per above)	$196
Amortization of estimated capitalized debt issuance costs associated with FairPoint’s newly issued debt (per above)	3
Elimination of interest expense and amortization of debt issuance costs related to repayment of borrowings outstanding under FairPoint’s Existing Credit Agreement	(40)

Net increase in interest expense	$159

(z)  This adjustment is to eliminate costs of $52 million incurred by FairPoint during the year ended December 31, 2007 which are directly related to the Transactions. Following the Spin-Off and Merger, FairPoint will not incur these charges, and accordingly, these expenses have been eliminated in the unaudited pro forma condensed combined statement of operations.

(aa)  This adjustment reflects the income tax impact on adjustments described above.

(bb)  Verizon’s Maine, New Hampshire and Vermont Operations present operating expenses as “cost of services and sales” and “selling and general administrative expenses.” This adjustment is to conform FairPoint’s presentation with that of Verizon’s Maine, New Hampshire and Vermont Operations.

(cc)  The adjustment to both the weighted average shares outstanding and the diluted weighted average shares outstanding is to reflect the additional approximately 54 million shares of FairPoint’s common stock issued to effect the Merger with Spinco.

Pro Forma Contractual Obligations

The following pro forma contractual obligations table represents a summary of future repayments of long-term debt obligations and related interest expense resulting from the issuance of long-term debt discussed in Notes (k) and (l) as of December 31, 2007. FairPoint’s management is currently in the process of evaluating the capital and operating leases of both Spinco and FairPoint and negotiating certain contracts necessary to FairPoint’s operations. The capital and operating lease obligations included in the following pro forma contractual obligations table comprise the obligations of both Spinco and FairPoint:

	Payments Due by Period
		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
	(dollars in millions)

Long-term debt, including current maturities	$2,125	$—	$16	$31	$2,078
Interest payments on long-term debt obligations(a)	1,336	181	367	360	428
Capital lease obligations	17	3	7	4	3
Operating leases	23	6	10	5	2
Income tax audit settlements(b)	1	1	—	—	—

Total projected contractual obligations	$3,502	$191	$400	$400	$2,511

(a)	Excludes amortization of estimated capitalized debt issuance costs. Assumes estimated quarterly interest rate expense as described above in “Unaudited Pro Forma Condensed Combined Financial Information.” The weighted average interest rate for FairPoint’s newly issued debt is 9.1%. A change in the weighted average interest rate of .125% would change annual interest expense by $1 million.

(b)	The $1 million of income tax related audit settlements include gross unrecognized tax benefits of $1 million as determined under FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) and an immaterial amount of related gross interest. Due to the uncertainty regarding the timing of future cash outflows associated with other noncurrent unrecognized tax benefits of $9 million, Spinco and FairPoint are unable to make a reliable estimate of the periods of cash settlement with the respective tax authorities.